Tredegar Corporation
Moderator: Neill Bellamy
02-24-2014/5:00 p.m. ET
Confirmation # 47068604

Tredegar Corporation

Moderator:    Neill Bellamy
February 24, 2014
5:00 p.m. ET

Operator:
Good day and welcome to the Tredegar Corporation 2013 Annual Financial Results Webcast. My name is Ryan and I will be your Web event specialist today. [Operator instructions] It is now my pleasure to turn the Webcast over to Neill Bellamy with the Tredegar Corporation.

Neill Bellamy:	Thank you, Ryan, and welcome to the Tredegar 2013 Annual Financial Results review.

Our earnings for the fourth quarter and full year 2013 were released after the close of the market today and you'll find our press release, as well as supplemental materials, including non-GAAP reconciliations, on our website under the Investor section at www.tredegar.com.

As a reminder, some of the statements made here about the future performance of the company constitute forward-looking statements within the meaning of federal securities law. Please note the cautionary language about our forward-looking statements that is contained in our press release. That same language applies to this call.

Please note that our comments today regarding financial results exclude all non-operating or special items, and reconciliations related to any non-GAAP financial measures discussed today may be found in the slides accompanying this presentation and our supplemental materials on our Web site.

With that, I'll turn it over to Nancy Taylor.

Nancy Taylor:
Good afternoon. I'm Nancy Taylor, Tredegar's chief executive officer. With me today is Kevin O'Leary, Tredegar's chief financial officer. Thank you for joining us today for our first annual financial results review.

As part of our efforts to expand our shareholders communications, we are establishing an annual conference call to discuss our year-end performance and update you on our strategic initiatives.

On our call today, I will review Tredegar's strategy, our progress against our strategy, and our 2013 financial highlights. Kevin will provide a more in-depth look at our fourth quarter and full year financial performance. Then I'll share our view of market dynamics for the coming year and comment on our outlook for 2014.

Tredegar Corporation
Moderator: Neill Bellamy
02-24-2014/5:00 p.m. ET
Confirmation # 47068604

With this being our inaugural annual financial review, I thought it would be helpful to provide some background on our strategy and recap the progress that we've made. I know we have some folks listening in today that have been long-term shareholders, and I appreciate you indulging me as I provide some important context on our current strategy.

In early 2010, we took stock of Tredegar's strengths and vulnerabilities. On the vulnerability side, we were struggling to realize sustained top line growth and our businesses had heavy customer and market dependence. We also recognized our many strengths, which include a strong track record of manufacturing excellence, leadership positions and attractive markets with good growth trends, global capabilities, product innovation, a strong balance sheet, and business with strong cash generation.

With that assessment, the strategy was very clear to us -- focus intensely on manufacturing, as we pursue organic and inorganic growth to reduce our customer and market concentration. We are fortunate that we participate in markets with favorable trends and that we have deep knowledge about those markets. Our knowledge of our markets also allowed us to identify nearer term challenges, which in turn underscored the need to pursue additional markets with attractive growth trends, where our strengths would be an asset.

As an example; we know that there is high penetration and low growth rates for certain personal care products, such as feminine hygiene pads in the developed regions like North America and Western Europe. In response, we have strategically invested in less developed countries, where the growth rates for those products are higher.

We made those investment decisions, understanding the short-term challenges in the emerging market, knowing that by the very nature of a developing economy, there would be ups and downs. We take a longer term strategic perspective that we have to be in the emerging markets to remain a leader in personal care and to participate in that growth opportunity.

Our knowledge of our markets shaped our strategy in Bonnell, our aluminum extrusions business. We saw that a meaningful recovery in the North American nonresidential building and construction market was going to take longer than in past cycles. So we did our homework to identify new markets to pursue that fit our strengths. The acquisitions that we have made fit well within our strategy.

Each one has served to reduce our customer and market concentration, and each one has broadened our capabilities and product offerings. I hope this context around our strategy has been helpful. We are committed to our strategy and, as the next two slides illustrate, we have taken action and are making significant progress.

Tredegar Corporation
Moderator: Neill Bellamy
02-24-2014/5:00 p.m. ET
Confirmation # 47068604

As I've already mentioned, we see growth opportunities in the emerging markets and we are going after those opportunities with our plant in Pune, India, which we are now expanding, along with capacity and capability expansions in China and Brazil.

The continued demand for and increasing quality requirements in smart phones, tablets and other displays create exciting opportunities for our surface protection films, and we are investing in capacity to capture growth in that market. And new technologies and products allow us to play in new markets, also with attractive growth trends, such as lighting, automotive and value-added fabricated aluminum products.

We have taken action through our investments in emerging markets, capacity expansion to meet growing demand, acquisitions, new capabilities and new products, and we have done so while returning capital to our shareholders. From 2010 to 2013, we have returned $85 million to shareholders through share repurchases, a special dividend and quarterly dividends, which we've increased three times in the last three years.

Our strategy has had positive financial results. Our earnings per share from ongoing operations are up 30 percent since 2010, we reduced our customer and market concentration, and our return on invested capital is 9.4 percent.

Now, moving to our performance in 2013, I'm going to hit the highlights and then Kevin will walk you through the numbers. 2013 year-over-year net sales and operating profit improved for both Film Products and Bonnell, despite challenges in flexible packaging and little to no growth in the nonresidential building and construction market.

Film Products benefited from volume rebounds for our personal care and surface protection films, with record net sales for our surface protection films, which was supported by several successful new product introductions.

Profitability, as measured by segment operating profits, was $10 million higher in 2013 than in 2012, thanks to a strong performance in Bonnell, which benefited from the full year impact of the AACOA acquisition and an effective program of cost containment.

Film Products’ results were impacted by market and operational challenges in flexible packaging. As we discussed when we acquired this business, there is a global cycle for PET packaging film. The severity of the down part of the cycle has been worsened by the economic slowdown in markets such as China, India, and of particular importance to our business, Brazil.

So, to be clear, while we expected a down cycle, it has been deeper and earlier than we anticipated. During the year, we also experienced some operational inefficiencies in producing our flexible packaging film. We have dedicated resources in place to address those productivity issues.

Tredegar Corporation
Moderator: Neill Bellamy
02-24-2014/5:00 p.m. ET
Confirmation # 47068604

As I mentioned, nonresidential building and construction was flat in 2013 from 2012, so Bonnell didn't see any volume growth from this important market. Additionally in 2013, we experienced an unfavorable product mix towards mill-finished products. To combat this, we have taken appropriate cost actions at Bonnell to the change in product mix.

The AACOA acquisition has strengthened our aluminum extrusion business and, in 2013, we began to capitalize on AACOA's value-added fabrication capabilities and market diversity. The acquisition integration process has gone well, and we are implementing the best of both companies across the entirety of the Bonnell organization.

For Film Products, I want to emphasize the positive customer response to our new product introductions, which contributed to the strong demand for our surface protection and personal care materials in 2013.

We are also excited about the market pull Bonnell has experienced, following the announcement of our investment in a new press to serve the automotive market.

I'll now hand it over to Kevin, who will cover our 2013 results in more detail.

Kevin O'Leary:	Thank you, Nancy. I'll start off with an overview of reported net income for the fourth quarter and full year for Tredegar Corporation.

For the fourth quarter, diluted earnings per share from continuing operations were 29 cents per share. Excluding special items, earnings per share from ongoing operations were 27 cents per share. For the full year, diluted earnings per share from continuing operations were $1.10. Excluding special items, earnings per share from ongoing operations were $1.15 per share.

In 2013, we had an after-tax charge to discontinued operations of $14 million, or 43 cents per share, for spending related to an environmental claim at a facility that was part of our February 2008 sale of Bonnell Canada. We believe we've recognized all expenses related to this matter.

Details of special items, which include the impact of non-operating investments, asset impairments and restructuring charges, are available on our website, along with additional information on discontinued operations.

Now let's focus on earnings per share from ongoing operations. For the full year earnings per share from ongoing operations was $1.15 per share. The combined operating profit from ongoing operations of our business segments, Film Products and Bonnell, was essentially flat for the fourth quarter and up 13 percent for the full year.

Full year results include a nine percent increase in net sales, driven primarily by the addition of AACOA, acquired in the fourth quarter of 2012. I'll get into the details of results for Film Products and Bonnell in a moment.

Tredegar Corporation
Moderator: Neill Bellamy
02-24-2014/5:00 p.m. ET
Confirmation # 47068604

Noncash pension expense was up for the fourth quarter and full year, compared to 2012. Pension expense for 2013 was $13.7 million, an increase of $5.6 million or 11 cents per share, compared to 2012. Looking into 2014, we expect pension expense to be quite a bit lower, at roughly $7.5 million, due to a 78 basis point increase in our discount rate and our initiative to fully freeze our defined benefit plan.

In the second half of 2013, we incurred $1.4 million, or approximately three cents per share, in spending related to our response to the Schedule 13D filed with the SEC in September of 2013. In the first quarter of 2014, we expect additional charges of approximately $1 to $2 million related to this matter.

The full year 2013 effective tax rate on income from ongoing operations was 31 percent, compared to 26 percent in 2012. The increase, which was driven by geographical income mix, had an earnings-per-share impact of approximately eight cents per share. In 2014, we expect the effective tax rate in the range of 32 to 33 percent, with a year-over-year increase also driven by geographical income mix.

Overall, in 2013, noncash pension expense, 13D-related spending, and the change in effective tax rate for income from ongoing operations had a 22 cent impact on earnings per share from ongoing operations.

In looking at our segments, let's begin with Film Products. For the fourth quarter, net sales were essentially flat, and operating profit from ongoing operations of $16 million was down $4 million compared to prior year.

Lower operating profits from ongoing operations in the quarter was primarily driven by flexible packaging and there were a couple of drivers here. Production volume was down compared to the fourth quarter of 2012, which was the highest of any quarter since the acquisition of Terphane in October of 2011.

While pricing is down year over year, driven by slow growth in Brazil and global supply-demand dynamics for polyester films, we believe that we are at or near a bottom here. We added local resources at our facility in Brazil to accelerate productivity initiatives.

As Nancy mentioned, we know how to operate plants, and we have a very strong reputation for operations efficiency and effectiveness. Translating Tredegar's core competency for this work into this facility in Brazil has been a bigger challenge than anticipated. We've put a lot of attention on Brazil, and in the last few months we've competed for talent effectively with a number of other growing companies in Northern Brazil.

Also, planned hiring and training of staff for the new production line in Brazil is ramping up. The facility expansion is complete, and equipment installation is well underway. We look forward to the startup of the line during the second quarter of 2014.

Tredegar Corporation
Moderator: Neill Bellamy
02-24-2014/5:00 p.m. ET
Confirmation # 47068604

For the full year in Film Products, net sales of $621 million and operating profit from ongoing operations of $71 million were both up one and a half percent (1.5%). Surface protection posted record sales in 2013, with year-over-year growth of 30 percent, driven by the success of new product offerings and strong demand for tablets and smart phones.

Our quality and reliability support our customers as they address increasing demands in this industry. Personal care sales increased four percent, as new products gained traction in 2013. So overall, some products delivered an increase in operating profits from ongoing operations, compared to 2012, as strength in surface protection and personal care covered some challenges in flexible packaging.

Let's take a look at Bonnell. Simply put, we had a strong year – quarter and year at Bonnell. For the fourth quarter, compared to prior year, net sales were flat and operating profit from ongoing operations was up $4 million. Net sales were unchanged, as higher volumes were offset by a pass-through of lower average aluminum prices.

The impact on operating profit from ongoing operations for the quarter was driven by a number of factors. Overall, volume was up, despite lower volume in nonresidential building and construction. We achieved some savings following integration of the AACOA acquisition, as we anticipated. Pricing on value-added services, spending for supplies and maintenance, and SG&A were also favorable in the quarter.

Results for the full year at Bonnell include the addition of AACOA, acquired in October of 2012. Net sales increased $64 million, to $309 million for the year, through the addition of AACOA. And with the addition of AACOA, we reduced our concentration in nonresidential building and construction in 2013 to 60 percent, compared to 70 percent in 2012. While the growth in the nonresidential building and construction industry was essentially flat, we successfully held our market share in this important market.

Operating profit from ongoing operations improved $9 million, to $18 million for the full year. The impact of the AACOA acquisition, including synergies, was approximately $4.8 million. Results for the full year also include cost savings from the 2012 shutdown of our manufacturing facility in Kentland, Indiana and the benefit of lower spending for supplies and maintenance.

A couple of other highlights into – financial highlights for 2013; as you look at some of these numbers, I want to remind you that we've had a very strong cash performance, and this has provided us with resources to invest in growth, while returning capital to our shareholders. Our balance sheet remains strong, with net debt of $86 million and total debt-to-adjusted-EBITDA of 1.39 times.

Tredegar Corporation
Moderator: Neill Bellamy
02-24-2014/5:00 p.m. ET
Confirmation # 47068604

Capital spending in 2014 is planned at approximately $60 million. We'll complete some capacity expansion projects underway at Film Products and Bonnell, such as a new surface protection line in China, personal care line in India, our flexible packaging line in Brazil, and the new press in Newnan, Georgia to support the automotive industry.

2013 was our third consecutive year of cash from operations of greater than $70 million. Since 2009, we have made significant investments in growth, with 70 percent of funding for those investments coming from cash generated from operations. Also in 2013, we've raised our quarterly dividend 16 percent, to an annualized rate of $.28 per share and, as Nancy mentioned, this is our third increase in the last three years.

Also as Nancy mentioned, over the past four years, we've allocated more than $85 million for share buybacks, quarterly dividends and special dividends, so we're delivering on our strategy. Our strong cash performance has enabled us to both invest in growth and return capital to shareholders. In 2014, we have the financial strength and flexibility to continue to do both.

With that, I'll turn it back to Nancy.

Nancy Taylor:
Thanks, Kevin. As we move the agenda towards our outlook for 2014 and beyond, I want to get a bit more specific about the growth expectations for our key markets. We are playing in attractive markets and the growth rates in our markets give us confidence that we are pursuing the right strategy.

As you would expect, the estimated CAGR of four percent for feminine hygiene products and five percent for baby diapers are driven by the demographics in emerging markets, as new users increase demand for these products. We have the right footprint to participate in this growth, with plants in Brazil, China and India, and we are adding capacity and capabilities in those plants in response to our customers' needs for local supply and service in those emerging markets.

In developed countries, the aging population is driving demand for adult incontinence products and the forecasted global growth rate of eight percent through 2017. We've been serving this market for some time and are excited about the growth and how the products we offer help our customers deliver on the performance attributes needed to meet consumers' expectations.

With expected growth through 2017 of 16 percent per year for mobile devices, like tablets and smart phones, and increasing average panel sizes of TVs, we are well suited to meet the increasing demand for high-quality surface protection film.

Higher fuel efficiency standards are increasing the use of lightweight aluminum extrusions in vehicles, with growth in aluminum content in vehicles expected to outpace the overall growth rate of new automobiles. We are in the early part of the demand curve and I'm very pleased with how quickly we translated the identification of this trend into a meaningful growth driver for Bonnell.

Tredegar Corporation
Moderator: Neill Bellamy
02-24-2014/5:00 p.m. ET
Confirmation # 47068604

Packaging innovation and economic development in Latin America are driving demand for flexible food packaging and we will benefit once the supply-demand cycle for PET film rebalances over the next few years.

Our optical management products still represent a relatively small portion of our volumes, but our innovative products have strong traction in the fast-growing LED and energy efficient lighting market. We also expect that a continuing strengthening of the North American nonresidential building and construction market will provide additional volume growth for Bonnell.

Not only should these growth trends fuel top line and bottom line growth for Tredegar, but over time, the continued market and customer diversification that will come with the growth should temper the impact of the cyclical nature of some of our markets.

We know that we're going to be a little slow coming out of the blocks for 2014. In Film Products, volume slowed for our surface protection films in the fourth quarter of 2013, and we expect that dynamic to continue, at least through the first quarter of 2014, with momentum returning in the second half of the year.

Like businesses with plants in the Southeast and Midwest, Bonnell experienced operating disruptions and spikes in energy costs that will be difficult to offset entirely in the first quarter. We expect that the tough market dynamics for flexible packaging will continue through 2014.

Looking at the full year for 2014, we expect modest volume growth in Film Products, despite the loss of certain North American baby diaper elastic laminate volume. For Bonnell, the ramp up of the new automotive press through the year will be a meaningful contributor to volume growth.

We expect moderate growth in the nonresidential building and construction market, and we expect volume increases in other non-construction segments, as we continue to capitalize on our expanded presence in industrial segments, such as consumer durables and machinery and equipment.

So in terms of performance targets, we expect Film Products volume growth of approximately two percent in 2014, resulting from the following dynamics:

Surface protection strength, as new technologies continue to grow the electronics and display market, especially in the target and smart phone segments.

The startup of our new flexible packaging line in Brazil will drive volume growth for our flexible packaging films, although please keep in mind that, as is typical in the PET film industry, it will be a number of years before demand catches up to the step change increase in capacity.

Tredegar Corporation
Moderator: Neill Bellamy
02-24-2014/5:00 p.m. ET
Confirmation # 47068604

And the growth for personal care products will be overshadowed by the loss of certain baby care elastic laminate volumes in North America. I want to emphasize that we expect two percent volume growth in Film Products, despite the loss of North American elastic laminate volumes.

The actions we have taken to reduce customer concentration and broaden product capabilities are positioning us to absorb the loss of a meaningful piece of business. And although margins will remain in the high teens, we anticipate slightly lower margins in 2014 in Film Products, due to the continued pricing pressure for our flexible packaging film and spending to support growth initiatives and for an ongoing litigation matter.

Bonnell's volume should grow approximately nine percent in 2014. As I previously mentioned, a meaningful part of that volume growth will come from our new automotive press, and we do expect volume growth in our other end markets, albeit moderate growth from nonresidential building and construction.

Once again, the actions taken in executing our strategy position us for nine percent growth, with only moderate gains coming from nonresidential building and construction. Margins in Bonnell have increased appreciably over the last few years to almost nine percent and we expect this rate to remain stable in 2014.

As for Tredegar's return on invested capital performance, we expect slightly lower returns in 2014, as a result of the new capacity investments that we have made, a large portion of which will come online during the year. We look at 2014 as another building year. We will be finishing up a lot of the capacity expansion projects and ramping up production during 2014 and into 2015.

Looking beyond 2014, as we drive for the returns on our strategic investments, in 2016, we expect to achieve a compounded annual growth rate of approximately five percent for Film Products and about six percent for Bonnell, with EBITDA margins of 18 percent for Film Products and 10 percent for Bonnell. We expect total company return on invested capital in the range of 11 to 12 percent and would expect to continue to improve on these financial metrics beyond 2016.

We are confident and committed to our strategy, one that focuses on our manufacturing capabilities and innovation. We believe that the actions we have taken in executing this strategy will drive sustainable long-term growth. At the same time, we continue to look for opportunities to return capital to our shareholders. Our overarching objective is to create shareholder value and Tredegar's management team is committed to doing just that.

And with that, we will open it up to questions. Operator, may we have the first question?

Tredegar Corporation
Moderator: Neill Bellamy
02-24-2014/5:00 p.m. ET
Confirmation # 47068604

Operator:
All right, excellent. At this time, would like to take any questions you might have for us today. To ask a question over the phone, please press star and then the number 1 on your telephone keypad. Again, if you would like to ask a question over the phone, please press star and then the number 1 on your telephone keypad. Please hold just a moment while we poll for questions.

Operator:	Your first question comes from the line of Robert Marshall with Davenport.

Robert Marshall:	How are you guys today?

Kevin O’Leary:	Hey, Rob.

Nancy Taylor:	Hi Rob, how are you?

Robert Marshall:
(Great). Could you kind of give us a little bit more granularity on the automotive aluminum extrusion line and how fast it's ramping up and when you expect it to be online and what you expect the next couple of years to look like?

Nancy Taylor:
Well, it's coming online in the end of the first quarter, so we're in that process now. And it will be ramping up over the course of '14 and so '15 would represent really the first full year of that line being at its – running at its full capacity.

Robert Marshall:	And is the production spoken for at this point and are you entertaining new customers and you commented that you were pretty pleased with the uptake?

Nancy Taylor:
Yes, we are. We've gotten – as I've said, a lot of inbound calls and interest in that line. We absolutely fully expect that we've got volume to fill that line in 2014, and we continue to be looking at additional customers and additional opportunities beyond that.

Robert Marshall:
Second question; can you kind of give us a little bit more detail in terms of what you're seeing down in Brazil at this point? Do you think the situation's stabilized, pricing stabilized and do you anticipate any issues ramping up the lines here over the next couple of years?

Nancy Taylor:
Again, we believe we're at or near the bottom of the – of the down cycle. We are putting in – with the way this business works is that you do put in large increments of capital and so it will be a number of years before that capital will be fully absorbed by the demand. We knew that going into it. That's just the nature of that equipment.

Robert Marshall:	All right; all right. You're pretty confident things are on track there and don't anticipate any big issues?

Nancy Taylor:
Yes, yes. We are expecting a smooth startup and ramp-up of that line. But again, I just want to make sure everybody keeps in mind that we're putting in more capacity than the demand in order to make sure that we have adequate capacity to absorb that demand as that market continues to grow. We are the market leader in Brazil and we are the only local producer in Brazil of PET film.

Tredegar Corporation
Moderator: Neill Bellamy
02-24-2014/5:00 p.m. ET
Confirmation # 47068604

Robert Marshall:
OK. Kind of last question here; are you seeing any signs of a pickup in your nonresidential Bonnell business at this point? You sounded a little bit optimistic there, when you were making the presentation. If you are optimistic, what's leading the belief that things are picking up? Is it customer feedback or just the overall kind of outlook for nonresidential?

Kevin O'Leary:
Well, we've seen some pickup in consumer durables and transportation I believe, – and it's typical of what we would expect for this industry. So with this acquisition that we've made we've had a nice diversification. We do see some modest pickup there and we look forward to growing that.

Robert Marshall:	All right.

Nancy Taylor:
But on the nonresidential building and construction, basically there are industry forecasts out there and we're expecting in '14 that we'll maintain our market share and be able to participate with any growth – with the growth that's currently being estimated for building and construction. It's around, I think, 4-1/2 percent for 2014.

Robert Marshall:	All right. Great, well thank you very much.

Nancy Taylor:	Great; thanks, Rob.

Operator:	As a reminder, to ask a question, please press star and then the number 1 on your telephone keypad. That's star and then the number 1 on your telephone keypad to ask a question.

Operator:	Your next question comes from the line of Justin Bergner with Gabelli & Company.

Male:	Hey, Justin.

Operator:	And Justin withdrew his question.

Nancy Taylor:	OK.

Operator:	Your next question comes from the line of Justin Bergner with Gabelli & Company.

Justin Bergner:	Oh, hi again. I'm not sure what happened there, but I do have a question or two I'd like to ask.

Nancy Taylor:	That's fine, Justin.

Kevin O’Leary:	That's good; yes.

Nancy Taylor:	We're glad you're back.

Tredegar Corporation
Moderator: Neill Bellamy
02-24-2014/5:00 p.m. ET
Confirmation # 47068604

Justin Bergner:
I guess the guidance for Bonnell Aluminum is for margins to be at or perhaps slightly below 2013 levels, if I'm doing my math correctly. And I just wanted to get a sense as to if that relates to startup costs for your automotive line and potentially why can't the fourth quarter run rate of profitability in Bonnell be maintained into 2014?

Kevin O'Leary:	Hi, Justin; thanks for the question.

For Bonnell, the product mix we have is toward mill-finished, so ultimately it's an unfavorable product mix. The aluminum (margins) we expect to be about flat, year over year. We have looked to move out of mill-finished (shapes) into other value-added services, but when you look at 2014, we expect that margin to be relatively flat.

We're pleased with the addition of AACOA, where we have fabrications and other services that we can bring to the party to improve those margins, but for this year – for the year-over-year, we're going to be essentially flat.

Justin Bergner:	OK, great. Two other questions, if I may; it doesn't seem like the lineup's too long today. First off, beyond 2014, would you sort of be comfortable speaking to where capex should settle down towards?

Kevin O'Leary:	Well, I certainly will speak to that.

So, for the return on invested capital that you see in 2016, the significant capex is already in place, (we are) well underway. We've discussed it for some time.

So we see capex ramping down in a meaningful way in '15 and '16. I'm not comfortable giving numbers, but we're $80 million on 2013, we'll be $60 million in 2014. We expect to be quite a bit lower for '15 and '16.

Justin Bergner:
OK, thank you for that clarity. And then, finally, with respect to sort of non-segment costs, which I believe includes your pension cost; are there other sorts of puts and takes that one should be thinking about as one sort of models non-segment costs, looking into 2014 versus 2013?

Kevin O'Leary:
I think the biggest item is the continued 13D expense. We'll see another million to $2 million on that. But the biggest thing is pensions. We will see 13D expense; it could be a little more than 2012 – excuse me; 2013, but not a lot.

Justin Bergner:	OK, so we should expect most of the decline in pension expense to carry through to a decline in corporate overhead? Is that a safe assumption?

Kevin O'Leary:	Yes.

Justin Bergner:
OK, great. And what sort of concerns you on the Film Products business going forward? Obviously you want to talk about the positives and the parts of the business that are turning up, but what gives you continued concern as you look into the future?

Tredegar Corporation
Moderator: Neill Bellamy
02-24-2014/5:00 p.m. ET
Confirmation # 47068604

Nancy Taylor:
I think that – I mean the only thing that I would say is obviously, we've mentioned, we do have challenges – continue to have challenges with the market dynamics for our flexible packaging business, and you know that's going to continue. And as we've said, we've put in this slug of capacity and it's going to take some time to absorb that.

Other than that we encounter the normal ups and downs that you have in the emerging markets. We described that, so again over the long term, we think that we're going to benefit from that, but there could be some stops and starts there.

And then you know the other dynamic that does play out for us from time to time is in surface protection, where we do see a cycle. The one thing that I can say is that, up to this point, each time we've seen that downturn in the cycle, we've always come back with higher demand and more volume.

I think those are the normal dynamics that we have in our Films business.

Justin Bergner:	OK. Thank you very much and good luck going forward.

Nancy Taylor:	Great, thanks.

Kevin O'Leary:	Thank you.

Nancy Taylor:	Appreciate your calling in.

Operator:	And again, as a reminder, to ask a question, please press star and then the number 1. That's star and then the number 1 on your telephone keypad to ask a question.

Operator:	And with no further questions, I will now turn the call back over to Ms. Nancy Taylor for any additional or closing remarks.

Nancy Taylor:
Well, I'd like to thank you all for joining us today. In 2013, we continued to strengthen our foundation for growth and we look forward to demonstrating further progress against our strategy in the year ahead.

Thanks again for listening in.

Operator:	Thanks to all our participants for joining us today. We hope you found this Webcast presentation informative. This does conclude our Webcast. You may now disconnect. Have a good day.

END